UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM	8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 2, 2020

EMCOR Group, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-8267	11-2125338
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

301 Merritt Seven
Norwalk,	Connecticut	06851-1092
(Address of Principal Executive Offices)		(Zip Code)

(203)	849-7800
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock	EME	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On March 2, 2020, EMCOR Group, Inc. (the “Company”) and EMCOR Group (UK) plc., a wholly-owned subsidiary of the Company (“EMCOR UK”), entered into a Sixth Amended and Restated Credit Agreement (the “Credit Agreement”) dated as of March 2, 2020 with Bank of Montreal, as Agent, and certain other lenders listed on the signature pages thereof (collectively, the “Lenders”). The Credit Agreement amends and restates a Fifth Amended and Restated Credit Agreement dated as of August 3, 2016 (the “Former Credit Agreement”), among the Company and EMCOR UK, Bank of Montreal, as Agent, and the lenders listed on the signature pages thereto. The Former Credit Agreement was filed as Exhibit 4(a) to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 filed on October 27, 2016.

The Credit Agreement provides for (a) a revolving credit facility under which the Company may borrow up to $1,300,000,000 and (b) a term loan to the Company in the amount of $300,000,000. EMCOR UK may borrow under the revolving credit facility a portion of the $1,300,000,000 directly from the Lenders, as provided in the Credit Agreement. If the Company so desires it may identify one or more additional lenders (which may include existing Lenders) willing to participate, or increase their participation, in the revolving credit facility, and thereby increase the Company’s maximum borrowings under the revolving credit facility by up to an additional $600,000,000, provided that such additional lender is acceptable, in their reasonable discretion, to Bank of Montreal and each Lender which has outstanding, at the time of the increased commitment, a letter of credit issued by it pursuant to the Credit Agreement.

The Credit Agreement contains financial covenants, representations and warranties and events of default and has a five-year term. The Credit Agreement is secured by substantially all of the assets of the Company and substantially all of the assets of substantially all of its subsidiaries pursuant to the terms of a Sixth Amended and Restated Security Agreement dated as of March 2, 2020 among the Company, substantially all of its U.S. subsidiaries, and Bank of Montreal, as Agent (the “Security Agreement”), and pursuant to the terms of a Sixth Amended and Restated Pledge Agreement dated as of March 2, 2020 among the Company, substantially all of its U.S. subsidiaries, and Bank of Montreal, as Agent (the “Pledge Agreement”). The Company’s obligations under the Credit Agreement are guaranteed by substantially all of its subsidiaries pursuant to the terms of a Fifth Amended and Restated Guaranty Agreement dated as of March 2, 2020, (the “Guaranty Agreement”).

All outstanding borrowings under the Credit Agreement are due upon expiration of the Credit Agreement on March 2, 2025. In addition commencing December 31, 2020, the Company is required to make annual installments of principal with respect to the term loan, with a principal payment amount of $7,500,000 on December 31, 2020 and principal payments on December 31 of each subsequent year prior to the expiration of the Credit Agreement in the amount of $15,000,000.

Borrowings bear interest, at the Company’s option at a margin above Adjusted LIBOR or the Base Rate, in each case based upon the Company’s leverage ratio (as defined in the Credit Agreement). For LIBOR based borrowings, interest rates will range from 1.00% to 1.75% above Adjusted LIBOR. For Base Rate borrowings, interest rates will range between 0.00% and 0.75% above the Base Rate. The Base Rate is determined by the greater of (a) the prime commercial lending rate announced by Bank of Montreal from time to time, (b) the federal funds effective rate, plus ½ of 1.00%, (c) the daily one month LIBOR rate, plus 1.00%, or (d) 0.00%. The interest rate on the borrowings in effect on March 2, 2020 was 2.58%.

Certain of the Lenders and other parties to the Credit Agreement or their affiliates have provided and in the future may provide, commercial banking, underwriting, lending, investment banking and financial advisory services in the ordinary course of business for the Company, its subsidiaries and certain of its affiliates, for which such Lenders, other parties and/or their affiliates may receive customary fees and commissions.

The foregoing description is only a summary of certain provisions of the Credit Agreement, the Security Agreement, the Pledge Agreement and the Guaranty Agreement, and are qualified in the entirety by the terms, as applicable, by each of the foregoing agreements, a copy of each of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

A copy of the press release is filed herewith as Exhibit 99.1.

Item 1.02 Termination of a Material Definitive Agreement.

As described above in Item 1.01, the Former Credit Agreement is amended and restated in its entirety by the Credit Agreement. The information provided in Item 1.01 of this Current Report on Form 8-K and Item 1.01 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 3, 2016 are incorporated by reference into this Item 1.02.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item. 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
99.1
Press Release issued by EMCOR Group, Inc. on March 3, 2020, announcing the execution of the Sixth Amended and Restated Credit Agreement (the “Credit Agreement”) dated as of March 2, 2020 with Bank of Montreal, as Agent, and certain other lenders listed on the signature pages thereof

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMCOR Group, Inc.

Dated: March 3, 2020	By:	/s/ R. KEVIN MATZ
R. Kevin Matz
Executive Vice President,
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